September 1, 2016

RiverPark Commercial Real Estate Fund
156 West 56th Street, 17th Floor
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to RiverPark Commercial Real Estate Fund (the “Trust”), a Delaware statutory trust, in connection with the Registration Statement on Form N-2 filed with the Securities and Exchange Commission on July 11, 2016, as amended on or about the date hereof (as amended, the “Registration Statement”). The Registration Statement covers 25,000,000 shares of beneficial interest in the Trust, without par value (the “Shares”).

In rendering this opinion letter, we have examined the following documents: (i) the Registration Statement and the prospectus and statement of additional information contained therein and all exhibits thereto; (ii) the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 5, 2016, as corrected by the Certificate of Correction, as filed with the Secretary of State on August 22, 2016 (as so corrected, the “Certificate of Trust”); (iii) the Amended and Restated Agreement and Declaration of Trust of the Trust, dated August 11, 2016 (the “Trust Instrument”); (iv) the By-Laws of the Trust, as in effect on the date hereof (the “By-Laws”) as approved by the Board of Trustees of the Trust (the “Board”); (v) a Secretary’s Certificate, dated the date hereof, attaching and certifying as to, among other things, the resolutions adopted by the initial sole trustee on July 5, 2016 and certain resolutions adopted by the Board on August 11, 2016 (the “Resolutions”); and (vi) a Certificate of Good Standing for the Trust, dated August 31, 2016, obtained from the Secretary of State. We have not reviewed any documents in rendering this opinion letter other than the documents listed above in clauses (i) through (vi). In particular, we have not reviewed any document (other than the documents listed above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

As to various questions of fact material to our opinions stated herein, we have relied upon the representations and warranties made in the foregoing documents and upon certificates of officers of the Trust. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

RiverPark Commerical Real Estate Fund
September 1, 2016

For purposes of this opinion letter, we have also assumed (i) that the Trust Instrument, the By-Laws, the Certificate of Trust, and the Resolutions constitute the only documents governing the creation, operation and termination of the Trust, and that the Trust Instrument, the By-Laws, and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment for the Shares in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold in accordance with the Trust Instrument, the Resolutions and the Registration Statement.

This opinion letter is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §3801, et. seq.

2.
The Shares have been duly authorized and, when issued and sold by the Trust in accordance with the Trust Instrument, the Resolutions and the Registration Statement, will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may come to our attention or any changes in laws or court decisions which may occur after the date of effectiveness of the Registration Statement.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

RiverPark Commerical Real Estate Fund
September 1, 2016

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder. This opinion letter is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP